GUARANTY

           Bally's Park Place, Inc. a Delaware corporation ("Company"), hereby unconditionally guarantees to Arthur M. Goldberg ("Holder") the full payment (up to an aggregate of $10,000,000.00) of amounts ("Obligations") due Holder (i) on optional and mandatory redemption of the Series A Cumulative Exchangeable Preferred Stock, par value $1.00 per share ("Preferred Stock") of Bally's Casino, Inc., a Delaware corporation ("Bally's Casino"), in accordance with the terms ("Terms") of that certain Certificate of the Designations, Preferences and Relative, Participating, Optional or other Special Rights of the Series A Cumulative Exchangeable Preferred Stock, Par Value $1.00 Per Share of Bally's Casino, Inc., as filed with the Secretary of State of Delaware on December 28, 1994; (ii) if Holder is entitled to payment of the Underlying Value (as defined in Section ID1 of the Terms) and (iii) on account of monetary damages sustained by Holder as the result of the failure of Bally's Casino to deliver Bally Common Stock (as defined in Section ID1 of the Terms) when and as required under Article D of the Terms under circumstances when the provisions entitling Holder to payment of the Underlying Value would be inapplicable.

           This Guaranty is made for valuable consideration, receipt of which the Company hereby acknowledges, and in order to induce Holder to enter into that certain Stock Subscription Agreement dated as of December 30, 1994 among Holder, Bally's Casino, Inc., a Delaware corporation ("Casino") and Bally Entertainment Corporation which provides for the subscription by Holder for shares of preferred stock of Casino. Failing payment when due of any amounts so guaranteed for whatever reason, Company agrees to pay the same immediately. This is a guaranty of payment and not of collectibility. Company hereby agrees that its obligations hereunder shall be unconditional irrespective of the validity of the Preferred Stock or the enforceability (in whole or in part) of the Terms. Company hereby waives acceptance of this Guaranty, diligence, presentment and demand of payment, and covenants that this Guaranty will not be discharged except by complete performance by Bally's Casino of the Obligations or complete performance by the Company hereunder.

           Payment by the Company under this Guaranty shall not be made (a) if at the time such payment is due (the "Payment Date"), there exists a Payment Postponement Condition (as hereinafter defined) and (b) unless First Fidelity Bank, N.A. and Midlantic Bank, N.A. (the "Lenders") are in receipt of a Compliance Certificate (as hereinafter defined) delivered within the prior 10 days; provided, however, that such payment, together with interest at the rate of eight (8%) percent per annum from the Payment Date to the date such payment is made (subject to the $10,000,000 aggregate limit of this Guaranty), shall be made by the Company as soon after the Payment Date as no Payment Postponement Condition shall exist and the Lenders are in receipt of a Compliance Certificate delivered within the prior 10 days.

           As used herein, "Loan Agreement" shall mean that certain Loan and Security Agreement dated March 8, 1994 as amended by the First Amendment to Credit and Guaranty Agreement dated December 5, 1994, by and among Bally's Park Place, Inc., a New Jersey corporation as borrower, and the Lenders; and "Payment Postponement Condition" shall mean the following:

                (a) An Event of Default (as defined in the Loan Agreement as in effect on the date of this Agreement [the "Current Loan Agreement"] or as defined in any amendment to the Current Loan Agreement, if the effect of such amendment is to delete an Event of Default or to define any Event of Default so that it is less restrictive than under the Current Loan Agreement) shall have occurred and is continuing on the Payment Date; or

                  (b) The Company is aware of any event that is likely to occur before (i) the end of the fiscal quarter after the fiscal quarter in which the Payment Date occurs or (ii) the next 90 days, whichever is later, which would cause there to be such an Event of Default.

           If payment is due to Holder under this Guaranty and no Payment Postponement Condition exists, the Company shall, upon the demand of the Holder and from time to time, deliver to the Lenders a certificate of the Chief Executive Officer of the Company stating that no Payment Postponement Condition exists (a "Compliance Certificate").

           Without in any way limiting the generality of the foregoing, Company covenants and agrees that this Guaranty shall be a continuing guaranty, and that Holder may at any time and from time to time, without in any way affecting, diminishing or impairing Company's obligations under this Guaranty or Holder's rights to enforce this Guaranty, do any of the following, all whether with or without notice to Company and with or without Company's consent:

                (a) Upon the occurrence of any default in the payment of the Obligations when due, exercise or not exercise any and all rights and remedies available to Holder in such circumstances;

                (b) Change the manner, place or terms of payment of the Obligations, or extend the time for payment or performance, or renew or compromise any of the Obligations;

                (c) Release Bally's Casino from liability in respect of the Obligations, in whole or in part;

                (d) Settle or compromise any of the Obligations or subordinate the payment of all or any part of the Obligations to the payment of any other liability of Bally's Casino to creditors other than Holder; or

                (e) Consent to or waive any breach, omission or default in the performance by Bally's Casino of all or any of its obligations created by the Terms, and amend, modify or supplement the Terms.

           In addition, without in any way limiting the generality of the foregoing, Company covenants and agrees that Company's obligations under this Guaranty, and Holder's rights to enforce this Guaranty, shall not in any way be affected, diminished or impaired by:

                (a) Any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up, assignment for the benefit of creditors, receivership or trusteeship involving Bally's Casino, any of its affiliates or any other person or entity liable on the Obligations as guarantor or otherwise; or

                (b) Any merger, consolidation, or sale of all or substantially all of the assets of, or of a controlling stock interest in, Bally's Casino, any of its affiliates or any other person or entity liable on the Obligations as a guarantor or otherwise, even if following the transaction, Company no longer is a subsidiary of Bally's Casino; or

                (c) The existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor under applicable law.

           Company covenants and agrees that Holder may at all times deal with Bally's Casino and its affiliates in the same manner and as freely as if this Guaranty did not exist, without in any way terminating, diminishing or impairing the validity of this Guaranty or Company's obligations under this Guaranty.

           Company waives any claim for reimbursement, contribution, subrogation, indemnification, or other relief which Company may have against Bally's Casino, any of its affiliates or anyone else who may be liable in respect of the Obligations as obligor, guarantor or otherwise, by reason of Company's making any payment or otherwise performing in respect of this Guaranty.

           If any payments made to Holder in respect of the Obligations are required to be rescinded or must otherwise be restored or surrendered by Holder in the event of the bankruptcy, insolvency, reorganization or similar event involving Bally's Casino, any of its affiliates, or any other person who may be liable in respect of the Obligations as obligor or guarantor, or for any other reason, Company covenants and agrees that this Guaranty shall continue in effect or shall be reinstated, as the case may be, and that Company shall remain liable under this Guaranty for the payment and performance in full of the Obligations, including any portion required to be rescinded, restored or surrendered by Holder, subject to the $10,000,000 aggregate limit of this Guaranty.

           If pursuant to any proceeding before any court or administrative body having jurisdiction, or any settlement or compromise of such a proceeding, claim is ever made on Holder for repayment or recovery of any amount received in payment of the Obligations, Company agrees that such proceeding or settlement or compromise shall be binding upon Company, and that in addition to Company's other obligations under this Guaranty, Company shall be liable to Holder for the entire amount so repaid or recovered, subject to the $10,000,000 aggregate limit of this Guaranty.

           Company covenants and agrees to be responsible for and to pay all costs, charges and expenses, including reasonable attorneys' fees and disbursements, incurred by Holder to enforce this Guaranty or to exercise any rights or remedies available to Holder under this Guaranty or under applicable law, together with interest. Any amount payable under this paragraph shall be subject to the $10,000,000 aggregate limit of this Guaranty.

           In the event any agreement contained in this Guaranty shall be breached by Company but waived by Holder, such waiver shall be limited to the particular breach so waived and shall not be deemed to apply to any other breach.

           Company covenants and agrees that this Guaranty shall be binding on Company and on Company's successors and assigns, and that this Guaranty is made for the benefit of Holder and Holder's heirs, personal representatives and assigns, and may be enforced against Company by any of them.

           Company hereby waives all rights to trial by jury in any litigation relating to this Guaranty.

           This Guaranty shall be governed by and construed in accordance with the laws of the State of New Jersey.


                                         BALLY'S PARK PLACE, INC.



                                         /s/ Dennis P. Venuti
                                         Senior Vice President